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                                                                 Exhibit 10.12

June 20, 1999


Mr. James J. Flatley
7 Magnolia Lane
Colts Neck, NJ 07722

Dear Jim:

I am very pleased to expand an offer for you to join Plumtree Software as Vice President, Sales & Services, reporting to the Chief Executive Officer. You will be responsible for the overall sales and services organization. This will include, but not be limited to, pre-sales, direct sales, indirect sales, tele-sales, sales operations, services/delivery, account & customer management and other executive level tasks that leverage your skills. As discussed, your start date will be no later than July 17th of 1999.

We have structured a compensation package that consists of six components: salary, bonus, equity, severance, relocation and benefits;

1.   Salary

     Base salary of $200,000 paid according to standard company payroll policy.

2.   Bonus

     Your bonus, upon attainment of corporate plans, objectives and target revenue plan, will be 100% of your base salary ($200,000 per annum). The specific objectives and target plan will be mutually agreed upon by you and the Chief Executive Officer at a later date.

3.   Equity

     You will be granted options to purchase 2% of Plumtree Software's outstanding shares under the Company's Stock Option Plan. The exercise price of such options will be based on the fair market value on the day you start your employment. Additionally, following the Company's impending series D round of financing you will be granted options to purchase 2% of any newly created shares. The terms and conditions of this issuance shall be governed by Plumtree Software's standard stock option plan. Your options will vest over a four (4) year period, with 25% vesting after 1 year and the remaining shares vesting 1/36th each month thereafter for three (3) years.

4.   Severance & Change of Control

     Although we hope that the employment relationship will be mutually satisfactory, your employment with Plumtree Software is "at will." If employment is terminated by the Company without cause, within your first 12 months of employment, you will receive 12 months of base salary continuation. If employment is terminated by the Company without cause following your one year anniversary with the Company, you will receive 6 months of base salary continuation.

     In the event of a change of control of the Company 50% of the then unvested shares shall immediately vest.

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     5.   Relocation Assistance

          The Company shall reimburse you for the costs associated with moving your family and possessions to the greater San Francisco area. This amount shall not exceed $30,000. In addition, the Company shall reimburse you for up to three months "temporary housing" and up to three months rental car usage in the greater San Francisco area.

     6.   Benefits

          The company provides a comprehensive health plan to its employees. A copy of the complete medical plan will be sent to you at a later date.

     This letter sets forth, fully, all understandings and agreements between you and Plumtree Software regarding your employment. Please acknowledge your acceptance of our offer by signing and dating this letter and returning it to me no later than June 21st, 1999. A copy is being sent to your house for your records.

     Jim, I think Plumtree Software is an excellent opportunity for you to leverage your background and abilities to build an incredibly successfully company. The Board of Directors and I look forward to partnering with you to achieve both your personal and professional goals at Plumtree Software.

     Sincerely,

     /s/ John Kunze                           /s/ JIM FLATLEY
                                              --------------------
     John Kunze                               JAMES J. FLATLEY
     Chief Executive Officer
     Plumtree Software

     Date_____________                        Date June 20, 99
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